UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Post-Effective Amendment No. 1 to
Form S-8
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOSPHERE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-350286
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3515 S.E. Lionel Terrace, Stuart, Florida 34997
(Address of Principal Executive Offices)  (Zip Code)

2006 Equity Incentive Plan
(Full title of the plan)

Adrian Goldfarb
3515 S.E. Lionel Terrace, Stuart, Florida 34997
(Name and address of agent for service)

(772) 287-4846
(Telephone number, including area code, of agent for service)

Copy to:
Michael D. Harris, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock	30,000,000	$0.62	$9,344,250	$313.41
___________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under certain anti-dilution provisions.

(2)	This registration statement registers the public sale of an additional 20,000,000 shares of common stock in addition to 10,000,000 shares of common stock registered on April 5, 2007.

(3)
The proposed maximum aggregate offering price is based upon the exercise price of 15,278,750 options in accordance with Rule 457(h) as well as the proposed maximum offering price per share for the remaining 4,721,250 shares of common stock, which is calculated under Rule 457(c) based on the closing price of the registrant’s common stock as quoted on the OTC Bulletin Board on March 18, 2011.

(4)	Includes the fee initially paid and an additional fee of $179.41 to be paid on the filing of this Post-Effective Amendment to Form S-8.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

This prospectus relates to the issuance of additional shares of common stock issuable under the 2006 Equity Incentive Plan, or the Plan.  In accordance with General Instruction E to Form S-8, the Form S-8 Registration Statement (File No. 333-141922) which was filed on April 5, 2007 is incorporated by reference herein and is made a part of this registration statement.  The Plan has been amended to increase the number of shares available from 25,000,000 to 30,000,000 and to allow for the cashless exercise of stock options held by officers, directors, and employees.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission, Rule 428(b)(1) under the Securities Act of 1933.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Jacqueline McGuire, Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997 or at (772) 287-4846.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

•	Our Current Reports on Form 8-K filed on January 6, 2011, January 11, 2011, and January 18, 2011;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to above;

•
The description of our common stock contained in the Registration Statement on Form 10-SB filed on March 29, 1999 (Commission File Number: 000-25663), including any amendments or reports filed for the purpose of updating such description; and

•
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Harris Cramer LLP, in Palm Beach Gardens, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering.  Attorneys employed by this law firm own 309,500 shares of common stock, 300,000 options to purchase common stock from an existing shareholder, and 200,000 options to purchase common stock from the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The contents of Item 6 in Form S-8 filed on April 5, 2007 (File number 333-141922) are incorporated by reference herein.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

ITEM 9.  UNDERTAKINGS.

(1)  The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, on March 25, 2011.

Ecosphere Technologies, Inc.

By:	/s/ Charles Vinick
Charles Vinick
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Adrian Goldfarb	Chief Financial Officer (Principal Financial	March 25, 2011
Adrian Goldfarb	Officer and Principal Accounting Officer)

	Director	March__, 2011
Joe M. Allbaugh

/s/ Gene H. Davis	Director	March 25, 2011
Gene H. Davis

/s/ Michael R. Donn Sr.	Director	March 25, 2011
Michael R. Donn Sr.

	Director	March__, 2011
D. Stephen Keating

/s/ Charles Vinick	Director	March 25, 2011
Charles Vinick

Exhibit Index.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

4.1	2006 Amended and Restated Equity Incentive Plan	10-Q	08/16/2010	10.1
4.2	Amendment to 2006 Amended and Restated Equity Incentive Plan				Filed
5.1	Opinion of Harris Cramer LLP				Filed
23.1	Consent of Harris Cramer LLP ***				Filed
23.2	Consent of Salberg & Company, P.A.				Filed
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*** Contained in the Opinion of Harris Cramer LLP